For Immediate Release	Contact:	William Barrett

President & CEO

(920) 725-7000
Neenah Foundry Company Announces Closing of Senior Secured Notes and Senior Subordinated Notes
Neenah, WI — December 29, 2006
Neenah Foundry Company (“Neenah” or the “Company”) announced today that it has closed its previously announced private placement of $225 million of 9 1/2% Senior Secured Notes due 2017 (the “Senior Secured Notes”). The Company also closed a separate private placement of $75 million of 12 1/2% Senior Subordinated Notes due 2013 (together with the Senior Secured Notes, the “Notes”) in exchange for $75 million of its outstanding 13% Senior Subordinated Notes due 2013.
Neenah will use the net proceeds from the Senior Secured Notes to repay its outstanding indebtedness under its existing credit facility, which has been replaced by a new credit facility, as well as to repurchase all $133.13 million of its outstanding 11% Senior Secured Notes due 2010 that were tendered in Neenah’s previously announced tender offer and consent solicitation relating to such notes, and redeem the remaining $25 million of its 13% Senior Subordinated Notes due 2013.
The sale of the Notes was not registered under the Securities Act of 1933, as amended, or applicable state securities laws. The Notes have been sold only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. Unless registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities.
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